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                   FINANCING AND ACCOUNTING SERVICES AGREEMENT

     This Financing and Accounting Services Agreement (the "Agreement") is entered into as of September 30, 1993 by and between KREG OPERATING CO., a Delaware corporation (the "Company"), and THE KOLL COMPANY, a California corporation ("TKC").

                                    RECITALS:

     A. The Company has agreed to purchase certain assets of TKC pursuant to that certain Asset Purchase Agreement dated as of September 30, 1993 between the Company and TKC (the "Purchase Agreement").

     B. It is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement that the Company enter into this Agreement to provide certain financing services to TKC as set forth herein.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. SERVICES TO BE PROVIDED. During the term of this Agreement, the Company may provide to TKC such financing and accounting services as may be reasonably requested by TKC from time to time, including, without limitation, assistance and advice regarding financing sources and terms, refinancings, negotiation of new, or renegotiation of existing, financing facilities, financial analysis, recordkeeping, accounting, billing, collections and other related services (collectively, the "Contract Services"). Throughout the term hereof, the Contract Services provided to TKC hereunder shall be at no less than the level and quality of similar services being provided to the Company for its own account from time to time.

     2. AMOUNT OF FEE AND PAYMENT TERMS. In consideration of the provision of the Contract Services, TKC shall pay the Company fees (the "Contract Fees") as set forth on SCHEDULE A attached hereto, subject to such changes thereto as may be agreed from time to time.

     3. TERM. This Agreement shall continue in effect until thirty (30) days after the date of delivery of notice by either party hereto to the other party of its intention to terminate all Contract Services hereunder.

     4. PRESERVATION AND TITLE TO STORED DATA. All data created by the Company after the date hereof pursuant to the Agreement and relating to TKC's business ("TKC Data") stored on any media whatsoever shall be the sole and exclusive property of TKC. All TKC Data shall, at the expiration of the term of this Agreement, be delivered on computer disks, tapes or such other media as TKC shall reasonably request to the location TKC shall reasonably direct at the Company's expense. Back-up data files of TKC Data shall be produced and stored off-site, if and to the extent consistent with the practices of the Company with respect to its own information and data.

     5. CONFIDENTIALITY. Each party shall treat as confidential all financial, accounting and other proprietary information of the other that may come into such party's possession during the course of and pursuant to the performance of this Agreement, and each party shall take adequate measures protecting the same to the same extent each party protects against disclosure or destruction of its own financial, accounting and other proprietary information. The parties shall communicate to their respective agents and employees the confidentiality requirements of this Agreement and take whatever measures may be reasonably necessary to protect and enforce such confidentiality.

     6. NO PARTNERSHIP. The parties agree that nothing contained in this Agreement shall be construed as creating any relationship of principal and agent or any partnership or joint venture between the parties. Neither party shall take any action or make any implied or express representation to any third party that such party is an agent or partner of the other, or otherwise purport to bind or commit the other to any third party in any way.

     7.   MISCELLANEOUS.

          (a) ASSIGNABILITY. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective affiliates, successors and permitted assigns. No party to this Agreement shall have the right to assign its rights and obligations hereunder in whole or in part to any person or party without the express prior written consent of the other.

          (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings related to the subject matter hereof.

          (c) HEADINGS. The headings of the Articles and Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          (d) SEVERABILITY. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions with provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

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          (e)  MODIFICATION AND WAIVER.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be effective unless in writing and duly executed by the waiving party. No waiver shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          (f) ATTORNEYS' FEES. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.

          (g) NOTICES. All notices, requests and other communications under this Agreement shall be delivered in the manner and to the addresses set forth in the Purchase Agreement.

          (h) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to conflicts of laws principles.

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         [SIGNATURE PAGE TO FINANCING AND ACCOUNTING SERVICES AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

     "COMPANY"                     KREG OPERATING CO., a Delaware corporation

                                   By:  /s/
                                       ----------------------------------------
                                        Raymond J. Pacini
                                        Chief Financial Officer

     "TKC"                         THE KOLL COMPANY, a California corporation

                                   By: /s/
                                       ----------------------------------------

                                        Raymond E. Wirta
                                        President and Chief Operating Officer

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                          KREG - TKC SERVICE AGREEMENT

                                SCHEDULE OF FEES


                                     TKC
                         ANNUAL      TIME      ANNUAL  MONTHLY  FRINGE    OH    MONTHLY
                         SALARY   ALLOCATION    RATE     RATE   @ .25   @ .50    TOTAL
                         ------   ----------   ------  -------  ------  -----   -------
ORTWEIN / BUSH          241,350          15%   36,203    3,017     754   1,508     5,280

SHEPHARD / FINNELLY     232,880          10%   23,288    1,941     485     970     3,396

VAN AMBURGH / RUE       228,100          10%   22,810    1,901     475     950     3,326

KRUPOFF / URAM          179,600          50%   89,800    7,483   1,871   3,742    13,096

STAN'S GROUP            169,000          50%   84,500    7,042   1,760   3,521    12,323

KATE'S GROUP            120,900          50%   60,450    5,038   1,259   2,519     8,816
                       ---------               -------  ------- ------- -------   -------
                       1,171,830               317,051   26,421   6,605  13,210    46,237
                       =========               =======  ======= ======= =======   =======

                                                      ANNUAL FEE                  554,838
                                                                                  =======